VOTING TRUST AGREEMENT

THIS AGREEMENT made on the 13th day of June, 2002.

BY AND AMONG:	3242706 Canada Inc., a corporation, duly constituted
under the laws of Canada and represented herein by Martin
Cousineau, its President;

3242692 Canada Inc., a corporation, duly constituted
under the laws of Canada and herein represented by
Richard Doucet, its President;

(herein collectively referred to as the “Shareholders”)

AND:	STEPHEN J. HANSBROUGH, businessman, residing at
14245 Caloosa Blvd., Palm Beach Gardens, Florida, U.S.A.
33418-8676;

(herein referred to as the “Voting Trustee”)

     WHEREAS each of the Shareholders is the real and beneficial owner of the following number of fully paid Common Shares (the “Helix Shares”) in the capital stock of Helix Hearing Care of America Corp. (the “Corporation”):

NAME OF SHAREHOLDER	NUMBER OF COMMON SHARES ISSUED

3242706 Canada Inc.	2,587,500
3242692 Canada Inc.	2,587,500

     WHEREAS the Corporation has entered into an amended and restated merger agreement on November 6, 2001 with HEARx Ltd. (“HEARx”) providing for the combination of HEARx and the Corporation through a plan of arrangement under Canadian law (the “Combination”).

     WHEREAS under the terms of the Combination, the Shareholders are entitled to receive, at their election, exchangeable shares or HEARx common stock (collectively, the “Shares”) in exchange for their Helix Shares.

     WHEREAS the Shareholders are desirous of entering into this voting trust agreement (the “Agreement”) in order to secure continuity in the management and policy of HEARx after the Combination.

NOW THEREFORE, THIS AGREEMENT WITNESSETH:

1.     It shall be the duty of the Voting Trustee and he shall have the full power and authority and he is hereby fully empowered and authorized to represent the Shareholders and the Shares, and to vote upon the said Shares, as in the judgment of the Voting Trustee may be in the best interest of the HEARx Group, at all meetings of shareholders of HEARx for the election of directors and for all other matters in question which may be brought before such meetings, as fully as any of the Shareholders might do if personally present.

2.     The Shareholders hereby covenant and agree not to take any legal actions or like proceedings against HEARx or any of its subsidiaries, affiliates or any of their successors or assigns or solicit any proxies or contest any votes in connection with any meeting or consent solicitation in their capacity as a shareholder or otherwise, or assist other person or group in doing so during the term of this Agreement, except to protect their rights of ownership in the Shares.

3.     The Voting Trustee acknowledges that in his quality as Voting Trustee, he has no real or beneficial ownership in any of the Shares, such real and beneficial ownership residing solely with the holders of the Shares, and all dividends or other distributions in respect of the Shares shall enure in favour of the respective holders of the Shares.

4.     The Voting Trustee acknowledges that the Shareholders shall, at all times, be entitled to sell or otherwise dispose of the Shares and that, upon such sale or disposition, the sold or disposed Shares shall no longer be subject to this Agreement. This Agreement shall however remain valid and applicable with respect to all sold or disposed Shares which are repurchased or otherwise re-acquired by Shareholders.

5.     The Voting Trustee shall possess and be entitled to exercise in his sole and absolute discretion all Shareholders’ rights of every kind in respect of all Shares (save the right to receive cash dividends and other cash distributions) including the right to vote and to take part in or consent to any corporate or shareholders’ action as a holder of the Shares. The Shareholders shall have no right to vote or take part in or consent to any corporate or shareholders’ action in respect of all or any of the Shares, or in any way to bind or govern the decisions, actions or discretions of the Voting Trustee in respect of all of the Shares. Notwithstanding the foregoing, the Voting Trustee’s power and authority granted under the terms of this Agreement shall not extend or apply to any vote of the shareholders of HEARx, which is solicited in respect of any merger, dissolution, reverse stock split or stock dilution of more than 20%.

6.     The rights, privileges, proxy and power of attorney herein given by the Shareholders to the Voting Trustee are irrevocable.

7.     The Voting Trustee shall employ such employees, agents and counsel as he may deem advisable for the purpose of administering the Voting Trust and all charges and expenses incurred by the Voting Trustee and all losses or damages which may be suffered or incurred by the Voting Trustee in the performance of his duties and administration of the Voting Trust shall be borne by the Voting Trustee.

8.     The Voting Trustee may adopt his own rules of procedure. The action of the Voting Trustee expressed from time to time in writing shall constitute the action of the Voting Trustee for all purposes of this Agreement. The Voting Trustee may appoint a proxy or attorney to attend meetings, sign documents or otherwise act for him.

9.     Notwithstanding any provision of law to the contrary, it is agreed:

(i)	That the Voting Trustee shall not incur any liability or responsibility by reason of any error of law or mistake or any matter or thing done or permitted to be done under or in relation to this Agreement except for his own gross negligence or intentional fault; and

(ii)	That the Voting Trustee may, in relation to this Agreement, act on the opinion or advice of a lawyer, accountant, broker or other expert, and shall not be responsible for any loss occasioned by so acting, and shall incur no liability or responsibility for deciding in good faith not to act upon any such opinion or advice.

10.	In the event that there is a stock split, a stock consolidation, an exchange of shares, a reclassification of shares or any other modification affecting the share capital of HEARx, or in the event that any additional shares of any class whatsoever of HEARx are issued to, purchased by or otherwise transferred to the Shareholder, subject to paragraph 0 above, such shares shall become part of the Shares for the purpose of this Agreement and shall therefore be subject to the voting trust established in this Agreement.

11.	In the event that HEARx is amalgamated, merged or consolidated with any other corporation, or all or substantially all the assets of HEARx are transferred to another corporation, then in connection with such transfer the term “HEARx” for all purposes of this Agreement shall be taken to include such successor corporation and the Voting Trustee shall receive and hold under this Agreement any shares which such successor corporation may issue with respect to the Shares held hereunder prior to such amalgamation, merger, consolidation or transfer. The term “Shares” as used herein shall be taken to include any shares of capital stock which may be received by the Shareholders, resulting from such amalgamation, merger, consolidation or transfer.

12.	The Voting Trust hereby created shall continue until the second anniversary of the effective date of this Agreement.

13.	This Agreement shall be effective on the date that the Superior Court of Quebec, District of Montreal renders its final order approving the Combination.

14.	This Agreement shall be governed by the laws of the Province of Quebec and the laws of Canada applicable therein.

15.	If a part of this Agreement or the application of it to a person or other entity or to a circumstance, is to any extent held or rendered invalid, unenforceable or illegal, that part (i) is independent of the remainder of this Agreement and is severable from it, and its invalidity, unenforceability or illegality does not affect, impair or invalidate the remainder of this Agreement, and (ii) continues to be applicable to and enforceable to the fullest extent permitted by law against any person or entity and any circumstance, except those as to which it has been held or rendered invalid, unenforceable or illegal.

16.	The parties hereto have expressly required that this Agreement be drawn up in the English language only. Les parties ont exigé que la présente entente ne soit rédigée qu’en langue anglaise.

IN WITNESS WHEREOF, the parties hereto have executed the present Agreement.

3242706 CANADA INC	3242692 CANADA INC.

/s/ Martin Cousineau Per:	/s/ Richard Doucet Per:

Stephen j. Hansbrough

/s/ Stephen J. Hansbrough

HEARx Ltd. hereby consents to the voting trust created hereby.

HEARx LTD.

/s/ Paul A. Brown

Per: